EXHIBIT 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Provides 2010 Year-End Operations Update
Proved Reserves Increased 41%, Permian Oil Production Increased 69%,
Full Year Production Guidance Reaffirmed

Natchez, MS (February 2, 2011) — Callon Petroleum Company (NYSE: CPE), today provided an update on its onshore drilling activity and reported an increase in its year-end reserves.

Highlights of Callon’s progress to date:
•	Onshore proved reserves now account for 50% of the company’s estimated net proved reserves at December 31, 2010
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In 2010, the company drilled 20 wells in the Permian Basin.  Presently, the company has two rigs operating and expects to increase the number of wells drilled in 2011, with approximately 142 drilling locations available on 40-acre spacing

•	Callon’s initial well in the Haynesville shale area of North Louisiana was successfully completed in early September and is producing as anticipated

Operational and financial highlights include:

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Proved Reserves.  At December 31, 2010, net proved reserves were 13.6 million barrels of oil equivalent (MMBoe), an increase of 41% over year-end 2009.  At December 31, 2010, the pre-tax value of future cash flows from proved reserves, discounted at 10% using commodity prices mandated by the SEC and as prepared by Callon’s internal reserve engineers, was $206 million, an increase of 50% over year-end 2009.  Reserve additions were driven primarily by Callon’s successful onshore development drilling activity in the Permian Basin and Haynesville Shale plays. Proved reserve volumes by area, and as a percentage of total proved reserves at year-end 2010, were nearly 33%, 17% and 50% for the Permian Basin, Haynesville Shale and offshore Gulf of Mexico, respectively. Onshore proved reserves accounted for approximately 50% of year-end 2010 proved reserves and demonstrate the company’s progress toward its strategic goal of diversifying its reserve portfolio.  Proved reserves at year-end 2010 consisted of 60% crude oil, and 51% of total proved reserves were undeveloped.

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Permian Basin Wolfberry Play.  At December 31, 2010, production from the Wolfberry oil play increased to a net 550 barrels of oil equivalent per day (Boe/d), an increase of 69% over year-end 2009.  During 2010, the company drilled 20 gross wells, nine of which were awaiting fracture stimulation at year end.  Early in 2011, the company negotiated an agreement with its fracture stimulation service providers assuring the company of a minimum of three well stimulations per month in 2011. The company expects to have the nine wells in progress at year-end 2010 online in the second quarter of 2011.  Approximately 80% of the company’s 8,500 net acre leasehold in the Permian Basin is prospective for the Wolfberry oil play, and provides a remaining multi-year inventory of 318 gross potential well locations, 142 of which are based upon 40-acre spacing.  Callon is the operator of its Wolfberry acreage, with an average 95% working interest, which is primarily held by production, giving the company operational flexibility and control over the pace of development.

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Haynesville Shale Play.  Initial production from the George R. Mills Well No. 1H in the Haynesville Shale, the company’s first well completed since acquiring this property in 2009, commenced on September 3, 2010.   Thus far the well has produced nearly a billion cubic feet (Bcf) of natural gas and is currently producing at a restricted rate of 6.5 million gross cubic feet of natural gas equivalent per day (MMcfe/d).  Callon has an additional six drilling locations on the 624-acre unit in which it has a 69% working interest. The company is awaiting further improvement in natural gas prices before resuming development of the field.

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Liquidity.  On December 31, 2010, the company’s total liquidity position was $47 million, including $17 million of available cash and its $30 million unused borrowing base available under its senior secured credit facility. As previously announced, the borrowing base was increased by 50% over its previous level at the last redetermination in the fourth quarter of 2010. The next redetermination is scheduled for April 2011.

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Production Guidance Reaffirmed. The company reaffirmed its production guidance for full-year 2010 as previously announced on November 15, 2010.  Production for the full year is expected to range between 27 and 29 MMcfe/d, or 4,500 and 4,833 Boe/d, of which oil and natural gas liquids will comprise approximately 50%.

The company continues to pursue its claims against the joint interest owner in the Entrada Project for amounts it believes it owes Callon in connection with the development of the project.  The joint interest owner disputes that it owes the company any additional amounts.  Callon has submitted the matter to arbitration and expects a decision during the first quarter of 2011.  No assurances can be given as to the results of such arbitration.

Callon will be presenting at the Independent Petroleum Association of America’s (IPAA) Oil and Gas Investment Symposium in Hollywood, Florida, at 10:40 a.m. EST on February 3, 2011.  The presentation will be webcast live on the company’s website at www.callon.com.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the right side of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include statements regarding oil and gas reserves, the number of wells we may drill, the results of those wells and other statements using the words believe, project, expect and similar words.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are the availability of drilling rigs, our ability to secure required drilling permits and satisfy other regulatory requirements, governmental regulation, the success of the wells we drill, and operation hazards such as blow-outs.  These and other relevant risks are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and quarterly reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.
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